UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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☐ Preliminary Proxy Statement

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PARKS! AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

FOCUSED COMPOUNDING FUND, LP

FOCUSED COMPOUNDING CAPITAL MANAGEMENT, LLC

ANDREW KUHN
GEOFF GANNON
JACOB MCDONOUGH

RALPH MOLINA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 14, 2024, Focused Compounding Fund, LP (“Focused Compounding”) issued a press release pertaining to the upcoming annual meeting of Parks! America, Inc. (the “Company”), currently scheduled for June 6, 2024 at 10:00 a.m. Eastern Time, for which Focused Compounding has nominated four (4) director-nominees for election to the Company’s board of directors. Such press release is reproduced below:

Focused Compounding Fund, L.P. Issues Open Letter to Shareholders of Parks! America

Tue, May 14, 2024 2:14 EDT Source: Focused Compounding Fund, LP

DALLAS, May 14, 2024 (GLOBE NEWSWIRE) -- Focused Compounding Fund, LP, a holder of 29,110,150 shares, or 38% of Parks! America, Inc., issued an open letter to shareholder of Parks! America, Inc. (OTCPink: PRKA) (“Parks! America” or the “Company”), describing the importance of voting at the Annual Meeting. The full text of the letter follow.

What You Won in February, What You’ll Win in June

To the Parks! America Shareholders Suffering From 14 Years of Neglect:

By exercising your right to vote at the February special election (where Focused Compounding received 57% of votes cast vs. 43% for the incumbent board) you won: a “significant breakthrough for registered shareholders”, quarterly earnings calls, an annual meeting, and an investor day. This simple act of voting your shares caused the company to do more for you in 14 weeks than it had in 14 years.

That’s the power of shareholder democracy.

It’s a power you will lose if the incumbent board ekes out a victory on June 6th at the Company’s Annual Meeting.

What makes a stock a stock?

Owning a common stock entitles you to two things:

1)	An economic interest in the corporation
2)	A voting interest in the corporation

Without #2, you have no way to protect #1.

The future is uncertain. No board or management team can promise you results. But every board and every management team comes with a built in orientation – a sense of right and wrong – that determines what’s true north on the corporate compass.

All of Focused Compounding’s efforts are oriented in two – and only two – perfectly complementary directions:

1)	Returns to shareholders: dividends, buybacks, and financial results
2)	Responsiveness to shareholders

Parks! America is a public company. As I write this, something like $10 million of market value belongs neither to Chuck Kohnen nor to Focused Compounding. It belongs to shareholders like you.

Insiders can take care of themselves. A public company should be run for the folks who aren’t in the boardroom. But – as you’ve seen since February – the folks in the boardroom only respond once they’ve developed a healthy fear of the ballot box. Outside the campaign season, they forget you exist.

If Focused Compounding wins on June 6th, there will be immediate reforms in two areas:

1)	Capital Allocation
2)	Investor Relations

You can watch Focused Compounding’s detailed plan for Parks! America here:

https://youtu.be/sefyS06Dvt8?si=je5o2VTVa2Wc_kFa

The opposing slate has no such plan or presentation for you to watch. But…

The company’s current CEO will hold an earnings call this week.

Focused Compounding will answer investor questions later this week as well.

You can listen to both events and judge each side’s responsiveness to shareholders based on the differences between the two events.

I know all this constant communication from the two sides is exhausting and confusing. But your company will backslide on its transition to shareholder democracy if you don’t turn out on June 6th and send the same message you did in February.

I had hoped the February election would be enough to show the old board the writing on the wall.

But they seem dead set on getting voted out twice.

Grant them their wish on June 6th.

Sincerely,

Geoff Gannon

Contact:

Andrew Kuhn (469) 207-5844

andrew@focusedcompounding.com

Additional Information and Certain Information Regarding the Participants

On May 7, 2024, Focused Compounding Fund, LP (“Focused Compounding”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the 2024 annual meeting of Parks! America, Inc. (“Parks!”), which is currently scheduled to be held virtually on June 6, 2024 at 10:00 a.m. Eastern Time.

FOCUSED COMPOUNDING STRONGLY ADVISES ALL SHAREHOLDERS OF PARKS! TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, FOCUSED COMPOUNDING WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO FOCUSED COMPOUNDING’S PROXY SOLICITOR, INVESTORCOM, AT 19 OLD KINGS HIGHWAY S., SUITE 130 DARIEN, CT 06820, PROXY@INVESTOR-COM.COM. SHAREHOLDERS MAY CALL TOLL-FREE: (877) 972-0090. BANKS AND BROKERS CALL: (203) 972-9300.